CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 10SB of Sterling Oil and Gas Company of our report, dated December 5, 2007, relating to our audit of the financial statements as of July 31, 2007, and for the period from inception (May 1, 2007) through July 31, 2007, appearing in the Registration Statement. Our report dated December 5, 2007 relating to the financial statements includes an additional explanatory paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

HEIN& ASSOCIATES LLP

Denver, Colorado
January 16, 2008